UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2008

MEDPRO SAFETY PRODUCTS, INC.
(Formerly, Dentalserv.com)
(Exact name of registrant as specified in Charter)

Nevada	000-49768	91-2015980
(State or other jurisdiction of	(Commission File No.)	(IRS Employee Identification
incorporation or organization)		No.)

817 Winchester Road, Suite 200
Lexington, KY 40505
(Address of Principal Executive Offices)

(859) 225-5375
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 21, 2008, MedSafety Products, Inc. formally appointed two new directors to its board of directors – former Kentucky Governor Dr. Ernest L. Fletcher and W. Leo Kiely III, Chief Executive Officer of MillerCoors LLC. The directors will serve through MedPro’s annual meeting, tentatively planned for early 2009, where they are expected to be nominees for election by the company’s shareholders for a full one-year term.

Dr. Fletcher served as Governor of the Commonwealth of Kentucky from 2003 to 2007. In 1998 he was elected to the first of three terms in the United States House of Representatives from Kentucky’s 6th Congressional District. In Congress, he served as a member of the House Committees on Energy and Commerce and chaired the Policy Subcommittee on Health. Governor Fletcher’s legislative career began in 1995 as State Representative for Kentucky’s 78th District. Governor Fletcher served his community as a family practice physician in Lexington for twelve years, including two years as CEO of the Saint Joseph Medical Foundation. He has also been an Air Force fighter pilot, engineer, and lay minister. Governor Fletcher is currently a business development and healthcare consultant.

Mr. Kiely is Chief Executive Officer of MillerCoors, a joint venture combining the U.S. and Puerto Rico operations of SABMiller plc and Molson Coors Brewing Company.. As President and Chief Executive Officer of Molson Coors Brewing Company, he guided the company through major transitions in recent years, including the merger of Adolph Coors Company and Molson Inc. in 2005 and the acquisition of what is now Coors Brewers Limited in the United Kingdom. Previously, Mr. Kiely served in executive management and marketing positions with Frito-Lay Inc., a subsidiary of PepsiCo, and Ventura Coastal Corporation, a division of Seven Up Inc.

As of the date of this report, the board of directors had not determined the committees on which its new directors are expected to serve.

A copy of the press release announcing the appointment is attached as exhibit 99.1 to this report.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press release issued October 16, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MEDPRO SAFETY PRODUCTS, INC.

Date: October 23, 2008	By:	/s/ Walter Weller Walter Weller, President and Chief Operating Officer